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                                                                   EXHIBIT 11.1


                      STECK-VAUGHN PUBLISHING CORPORATION
                       To Form 10-Q dated March 31, 1997
                       CALCULATION OF EARNINGS PER SHARE
                (amounts in thousands, except per share amounts)

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

                                                          Three Months Ended
                                                               March 31,
                                                           1997        1996
                                                         --------------------

Net Income                                               $    690     $   797
                                                         ========     =======

Common Stock:

           Shares outstanding from the beginning
              of the period                                14,345      14,313

           Shares issued,weighted for period held              15           1

           Assumed exercise of stock options using the
              treasury stock method                            92          63

           Purchase of treasury shares,
              weighted for period held                       --          --
                                                         --------     -------

Weighted Average Shares Outstanding                        14,452      14,377
                                                         ========     =======

Earnings Per Share                                       $   0.05     $  0.06
                                                         ========     =======
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